Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 14, 2012, with respect to the consolidated financial statements of NGL Energy Partners LP and subsidiaries as of March 31, 2012 and 2011 and the year ended March 31, 2012 and the six month period ended March 31, 2011.  We have also issued our report dated June 29, 2011 with respect to the consolidated financial statements of NGL Supply, Inc. for the six month period ended September 30, 2010.  Said reports are included in the Amended Annual Report of SemGroup Corporation on Form 10-K/A for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statement of SemGroup Corporation on Form S-8 (File No. 333-170968, effective December 3, 2010).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

June 21, 2012